CONFIDENTIAL

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.2

LICENSE AGREEMENT

Dated June 10, 2015

By and Between

ARES TRADING S.A.

And

OBSEVA S.A.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of June 10, 2015 (the “Effective Date”) by and between ARES TRADING SA, a Swiss corporation with registered offices at Zone Industrielle de l’Ouriettaz, 1108 Aubonne, Switzerland (“Merck Serono”) and OBSEVA S.A., a Swiss corporation with registered offices at 12, Chemin des Aulx, 1228 Plan-Les-Ouates, Geneva (“Licensee”). Merck Serono and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

WITNESSETH:

WHEREAS, Licensee is active in the field of reproductive health and medicine;

WHEREAS, Merck Serono is engaged, among other activities, in the development of pharmaceutical products; and

WHEREAS, Merck Serono wishes to license to Licensee, on an exclusive worldwide basis, the right to research, develop, manufacture and commercialize products comprising the Licensed Compounds in the Field (as hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Merck Serono is willing to grant a license to the Merck Serono Technology upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree to as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the following respective definitions:

1.1 “Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within sixty (60) days thereafter.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1, provided however that (i) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (ii) the last Calendar Quarter of the Term shall end upon the expiration of this Agreement.

1.4 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (i) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2015 and (ii) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and ends on the date of termination or expiration of this Agreement.

1.5 “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.6 “Combination Product” means a product containing the Licensed Product together with one or more active ingredient, or with one or more product, device, equipment or component.

1.7 “Commercialization” or “Commercialize” means any and all activities undertaken prior to and after Regulatory Approval of an NDA for a particular Licensed Product and that relate to the marketing, promoting, distributing, importing for sale, offering for sale, and selling of the Licensed Product.

1.8 “Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any obligation relating to research, Development or Commercialization of a Licensed Product by Licensee, the application by Licensee of the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company or pharmaceutical company, as the case may be, devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts.

1.9 “Confidential Information” of a Party means information relating to the business, operations and products of a Party or any of its Affiliates, including but not limited to, any technical information, Know-How, trade secrets, or inventions (whether patentable or not), not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.10 “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Third Party or a Party or one of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.11 “Cover”, “Covering” or “Covered” means, with respect to a Licensed Product, that the using, selling, or offering for sale of such Licensed Product would, but for a license granted in this Agreement under the Merck Serono Patents, infringe a Valid Claim of the Merck Serono Patents in the country in which the activity occurs.

1.12 “Development” means, with respect to a Licensed Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding clinical trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of the Licensed Product in the Territory.

1.13 “Executive Officers” means, together, a member of the senior management of the pharmaceutical division of Merck Serono and the Chief Executive Officer of Licensee.

1.14 “EMA” means the European Medicines Agency or any successor agency.

1.15 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.16 “Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans and animals.

1.17 “First Commercial Sale” shall mean, on a country-by-country basis, the first sale for monetary value to a Third Party for use or consumption of the Licensed Product, by Licensee, its Affiliate(s) or Sublicensees. For the avoidance of doubt, a First Commercial Sale may only occur after the Licensed Product has received Regulatory Approval valid for the country in which the First Commercial Sale occurs.

1.18 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.19 “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction, and including all regulations at 21 CFR § 312 Et. Seq. and equivalent foreign regulations.

1.20 “Initiation” of a Clinical Trial means the [*] patient with a Licensed Product in such Clinical Trial.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.21 “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible form, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological and other materials, reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological and clinical information, analytical, quality control and stability data, studies and procedures), manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent. “Know How” excludes Patent Rights.

1.22 “Licensed Compound(s)” means the Merck Serono’s proprietary compounds known as [*] and which are listed on Schedule 1.23. For the avoidance of doubt, Licensed Compounds are prostaglandin F2 receptors antagonists.

1.23 “Licensed Product(s)” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical development that contains or comprises, in part or in whole, a Licensed Compound.

1.24 “Licensee Know-How” means all Know-How that is owned or Controlled by Licensee or its Affiliates after the Effective Date and is necessary in the research, Development, manufacture, use, or Commercialization of the Licensed Products.

1.25 “Major Market” means the United States, Germany, France, Italy, the United Kingdom and Spain.

1.26 “Merck Serono Know-How” means all Know-How that is owned or Controlled by Merck Serono as of the Effective Date and is necessary in the research, Development, manufacture, use, or Commercialization of the Licensed Products. The Know-How set forth on Schedule 1.27 constitutes all of such Know-How owned or Controlled by Merck Serono on the Effective Date.

1.27 “Merck Serono Materials” means all chemical, biological or physical materials that are owned or Controlled by Merck Serono or any of its Affiliates as of the Effective Date and that are necessary in the research, Development, manufacture, use or Commercialization of the Licensed Products. The Merck Serono Materials are set forth on Schedule 1.28.

1.28 “Merck Serono Patents” means the Patent Rights listed on Schedule 1.29.

1.29 “Merck Serono Technology” means the Merck Serono Know-How, the Merck Serono Patents and the Merck Serono Materials, collectively.

1.30 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, and any equivalent application filed in any country in the Territory, together, in each case, with all additions, deletions or supplements thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.31 “Net Sales” means, with respect to each country of the Territory, the amounts invoiced by Licensee or its Affiliates or Sublicensees for all sales of Licensed Products to a Third Party (whether an end user, a distributor or otherwise), less the following:

(i)	trade, cash and quantities discounts, rebates (including rebates similar to Medicare or other government rebates), reimbursements, allowances and credits for expired Licensed Products;

(ii)	sales, use or similar taxes (including duties or other governmental charges levied or otherwise imposed on the sale or use of such Licensed Product, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, but only to the extent such amount(s) is (are) included in the billing);

(iii)	freight, postage, shipping, customs duties and insurance charges, but only to the extent such amount(s) is (are) included in the billing;

(iv)	any other specifically identified amounts included in the Licensed Product invoice price that should be credited for reasons substantially equivalent to those listed above or as determined in accordance with Licensee’s usual and customary accounting methods which are in accordance with International Accounting Standards or equivalent.

Net Sales shall not include credits or allowances actually granted for damaged goods, returns or rejections of previously sold Licensed Products and retroactive price reductions for wastage replacement, indigent patients and similar programs.

For the avoidance of doubt, Net Sales may only occur after the Licensed Product has received Regulatory Approval valid for the country in which the Net Sales occur.

In the event that a Licensed Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product containing a Compound as the only active ingredient if sold separately, and B is the invoice price of any other active ingredient(s) or other products, devices, equipment or components in the Combination Product if sold separately. In the event that the Licensed Product or one or more of such active ingredients or other products, devices, equipment or components in the Combination Product are not sold separately, then the Net Sales for such Combination Product shall be determined by the Parties in good faith.

1.32 “Patent Right(s)” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.33 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any Governmental Body, government or agency or political subdivision thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.34 “Phase I Trial” means a Clinical Trial in which the Licensed Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and consistent with 21 CFR § 312.21(a).

1.35 “Phase II Trial” means a Clinical Trial of the Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Licensed Product’s efficacy to permit the design of Phase III Trials, and consistent with 21 CFR 312.21(b).

1.36 “Phase III Trial” means a human Clinical Trial of the Licensed Product, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) consistent with 21 CFR § 312.21(c).

1.37 “Preferred Equity” means, with respect to shares, equity with rights identical to existing Series A Preferred shares.

1.38 “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.39 “Regulatory Approval” means the receipt from a Regulatory Authority by Licensee, its Affiliates, or Sublicensees of approval to lawfully market a Licensed Product in the corresponding jurisdiction in the Territory.

1.40 “Sublicensee” means a Person other than an Affiliate of Licensee to which Licensee (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the Merck Serono Technology licensed under Section 2.1. “Sublicense” shall be construed accordingly. For the avoidance of doubt, a Third Party contract manufacturer of Licensed Products on behalf of Licensee shall not be considered a Sublicensee for the purpose of this Agreement.

1.41 “Territory” means all the countries in the world.

1.42 “Third Party” shall mean any Person that is not a Party, an Affiliate of a Party, or a Sublicensee of Licensee hereunder.

1.43 “Third Party License Agreement” means any agreement entered into by Licensee with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by Licensee to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary to research or Develop the Licensed Compounds or Licensed Products.

1.44 “Valid Claim” means any claim in any (i) unexpired and issued patent that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court or other governmental agency of competent jurisdiction or any (ii) patent application [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.47 Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

“Action” has the meaning set forth in Section 5.5 (b).

“Controlling Party” has the meaning set forth in Section 5.6 (c).

“Disputes” has the meaning set forth in Section 10.9.

“Licensee Indemnitees” has the meaning set forth in Section 8.1.

“Licensee Patents” has the meaning set forth in Section 5.4 (a).

“Losses” has the meaning set forth in Section 8.1.

“Merck Serono Indemnitees” has the meaning set forth in Section 8.2.

“Royalty Term” has the meaning set forth in Section 4.2 (d).

“Term” has the meaning set forth in Section 9.1.

“Upfront Payment” has the meaning set forth in Section 4.1.

ARTICLE 2 – GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions of this Agreement, Merck Serono hereby grants to Licensee an exclusive (even as to Merck Serono), worldwide, royalty-bearing right and license (with the right to sublicense subject to the provisions of Section 2.2) under the Merck Serono Technology to research, Develop, make, have made, import, export, use and Commercialize the Licensed Products in the Field in the Territory.

2.2 Grant of Sublicense by Licensee. The Licensee shall have the right to grant Sublicenses under the license granted in Section 2.1, subject to Merck Serono being duly informed in writing by Licensee in advance of the execution of any Sublicense agreement. The Sublicense agreement shall be consistent with the terms and conditions of this Agreement. The granting by Licensee of a Sublicense shall not relieve Licensee of its obligations hereunder. Licensee shall promptly provide Merck Serono with a copy of the fully executed Sublicense agreement, which shall be redacted from its commercial terms, and Merck Serono hereby undertakes to treat such redacted Sublicense agreement as Confidential Information. For the avoidance of doubt, Licensee may grant Sublicenses to Sublicensees on a country-by-country basis or worldwide.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.3 Transfer. Merck Serono shall use Commercially Reasonable Efforts to transfer to Licensee the Merck Serono Know-How and the Merck Serono Materials within thirty (30) days following the Effective Date. If within sixty (60) days after the initial transfer Licensee identifies specific items within the Merck Serono Know-How that were not transferred to Licensee, then Merck Serono will use reasonable efforts to provide the same to Licensee upon request. In addition, at Licensee’s reasonable request, Merck Serono shall provide access to any raw data or report directly and exclusively related to the Licensed Product which may become necessary for the Licensee to research, manufacture and Develop any Licensed Product in the Field. Each Party hereby designates a contact person as indicated below whose responsibility it will be to oversee the transfer described in this Section 2.3:

For Licensee: [*]

For Merck Serono: [*]

ARTICLE 3 – DEVELOPMENT AND COMMERCIALIZATION

3.1 Development and Commercialization of the Licensed Products by Licensee. Licensee shall have the exclusive right and responsibility to research and Develop the Licensed Products and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Licensee believes appropriate to obtain Regulatory Approval for the Licensed Products in any indication. In addition, Licensee shall have the exclusive right to Commercialize the Licensed Products itself or through one or more Third Parties and/or Sublicensees selected by Licensee, and shall have the responsibility in all matters relating to the Commercialization of the Licensed Products.

3.2 Manufacturing and Supply. Subject to the terms and conditions of this Agreement, Licensee shall have the exclusive right to manufacture the Licensed Compounds and the Licensed Products itself or through one or more Third Party subcontractor(s) selected by Licensee.

3.3 Regulatory Filings. Licensee shall be responsible for and shall own and maintain all regulatory filings and Regulatory Approvals for the Licensed Products, including all INDs and NDAs.

3.4 Diligence by Licensee. Licensee shall use Commercially Reasonable Efforts to (a) research and Develop at least one Licensed Product, in accordance with its development plan as updated and/or amended from time to time and (b) launch and Commercialize at least one Licensed Product in each Major Market within [*] after receiving Regulatory Approval (which for the purpose of this clause 3.4 shall include approval of pricing and reimbursement) in such Major Market.

3.5 Reporting. Licensee (or its Sublicensee, as applicable) shall, on each anniversary of the Effective Date, provide Merck Serono with a written report summarizing its research, Development, manufacturing and as applicable Commercialization activities in the Territory during the preceding Calendar Year.

3.6 Trademarks. Licensee shall have the sole authority to select trademarks for the Licensed Products and shall own all such trademarks.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 4 – FINANCIAL TERMS

4.1 Upfront Payment. In partial consideration for the grant of the rights hereunder, Licensee shall assign 25’000 Preferred Equity shares (“Upfront Payment”) to Merck Serono within thirty (30) days after the Initiation of the first Phase I Trial (‘’Phase I Equity Event’’), it being specified that Merck Serono will subscribe to such Preferred Equity shares at the nominal value of CHF 1,-. In the event of any liquidation, dissolution, winding-up, sale or merger of Obseva (a “Liquidation Event”), irrespective of its legal qualification, before the occurrence of the Phase I Equity Event, Licensee shall automatically assign the 25’000 Preferred Equity shares to Merck Serono, it being specified that Merck Serono will subscribe to such Preferred Equity shares at the nominal value of CHF 1,- and such assignment shall take place immediately before the Liquidation Event. If additional securities are issued or sold by ObsEva prior to the occurrence of the Phase I Equity Event, Merck Serono shall have the right to maintain a percentage ownership on an as converted basis through the purchase of its pro rata share of such securities on the same terms as such securities are offered to other purchasers (“the pre-Phase I Equity Event Pre-emptive Rights”). For the calculation of the pro-rata share purchase under such “pre-Phase I Equity Event Pre-emptive Right”, the 25’000 Preferred Equity Shares shall be counted as if they have been assigned to Merck Serono on the Effective Date.

4.2 Royalty Payments.

(a) Royalty Rate. As further consideration for Merck Serono’s grant of the rights and licenses to the Licensee hereunder, the Licensee shall, during each applicable Royalty Term (i.e. on a country-by-country basis), pay to Merck Serono a royalty on aggregate annual worldwide Net Sales of each Licensed Product for each Calendar Year, at the percentage rate set forth below:

Royalty Rate for Annual Net Sales of Licensed Products Net Sales per Calendar Year	[*]

(b) Know-How Royalty. The royalty rate set forth in Section 4.2 (a) applicable to the Net Sales of a Licensed Product in a country will be reduced by [*] during any period there exists no Valid Claim of a Merck Serono Patent in such country that Covers such Licensed Product in such country. For the avoidance of doubt, no Know-How Royalties shall be due in any country after the end of the Royalty Term pursuant to Section 4.2 (d) in such country.

(c) Third Party License Agreements. Subject to the terms and conditions of this Agreement, if Licensee enters into one or more Third Party License Agreement(s), Licensee will be entitled to deduct from any royalties payable to Merck Serono under Section 4.2 (from the amount calculated by consideration of the then applicable royalty rate), an amount equal to not more than [*] of any amounts paid by Licensee pursuant to such Third Party License Agreement(s) in respect of the Licensed Product which gave rise to the payment obligation under Section 4.2. Notwithstanding the foregoing, under no circumstances shall the deductions under this Section 4.2 (c) result in the amount payable to Merck Serono being reduced by more than [*] compared with the amount otherwise payable under Section 4.2. In the event that Licensee is not able to deduct the full amount of the permitted deduction from the amount due to Merck Serono due to the [*] minimum amount, Licensee shall be entitled to deduct any undeducted excess amount from subsequent amounts owed to Merck Serono (subject always to Merck Serono receiving a minimum of [*] of the amount owed).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) Royalty Term. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis from the period from the First Commercial Sale of Licensed Product in such country until the latest of (a) the last date on which such Licensed Product is Covered by a Valid Claim within a Merck Serono Patent in such country, or (b) ten (10) years after such First Commercial Sale of Licensed Product in such country (the “Royalty Term”).

(e) Payment of Royalties. Nothing herein contained shall obligate Licensee and/or its Sublicensees to pay or cause to be paid to Merck Serono more than one royalty on any unit of Licensed Product. Simultaneous with the delivery of the report described in Section 4.2 (f) hereof, Licensee shall pay, or cause to be paid, to Merck Serono at such place as Merck Serono may from time to time designate in writing, all royalties earned pursuant to this Section 4.2 in the preceding Calendar Quarter. All such payments shall be made in Euros.

(f) Royalty Reports; Currency Conversion. Commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product is made by the Licensee or its Affiliate or Sublicensee, Licensee shall submit to Merck Serono with each royalty payment a report detailing its computation of royalties due on Net Sales in each country during each Calendar Quarter within sixty (60) days after the end of such Calendar Quarter (and Licensee shall cause its Sublicensees to submit royalty reports containing the same level of detail). All payments to Merck Serono hereunder shall be made by deposit of Euros in the requisite amount to such bank account as Merck Serono may from time to time designate by written notice to Licensee. With respect to sales not denominated in Euros, royalty amounts owed shall first be calculated in the currency of sale, and then such amounts shall be converted into Euro using the exchange rate of the European Central Bank on the last day of the Calendar Quarter to which the report relates. For accounting and documentation purposes, the Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local law at the place of payment or remittance.

(g) Record Retention, Inspection. Licensee shall keep or cause its Affiliates and Sublicensee to keep complete and accurate records in sufficient detail to enable Net Sales and royalties payable under Section 4.2 to be established for a period of sixty (60) months after the date that such royalties were payable. Such records shall be consistent with Licensee’s normal accounting principles. At the request and cost of Merck Serono (but not more frequently than once each Calendar Year) an independent chartered or certified public accountant chosen by Merck Serono but approved by the Licensee (which approval shall not be unreasonably withheld or delayed) shall be allowed access during ordinary business hours to such records pertaining to the preceding two (2) Calendar Year solely to verify the accuracy of any payments made to Merck Serono under Section 4.2. The accountant shall not disclose to Merck Serono any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalty calculation and payment arising under Section 4.2 above. Licensee shall make Sublicensee records available to Merck to the same extent as set forth in this Section 4.2 (g).

4.3 Tax. If applicable law requires that taxes be deducted and withheld from royalties or any other payments paid under this Agreement by either Party, said Party shall (i) deduct those taxes

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and interests and penalties assessed thereon from the payment or from any other payment owed by said Party hereunder; (ii) pay the taxes to the proper Governmental Body; (iii) send evidence of the obligation together with proof of payment to the other Party within three (3) months following such payment; (iv) remit the net amount, after deductions or withholding made under this Section 4.3 and (v) cooperate with other Party in any way reasonably requested by said other Party, to obtain available reductions, credits or refunds of such taxes; provided, however, that the other Party shall reimburse said Party for said Party’s out-of-pocket expenses incurred in providing such assistance. It is understood and agreed between the Parties that any payments made by either Party under this Agreement are exclusive of any value added or similar tax imposed upon such payment.

4.4 Late Payment. Payments not paid when due shall bear interest at a rate of [*] per annum above the three-month EURO LIBOR which applied on the day when the payment was due. Calculation of interest will be made for the exact number of days in the interest period based on a year of three hundred and sixty (360) days.

ARTICLE 5 - INVENTIONS AND PATENTS

5.1 Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Merck Serono Patents covering Licensed Compounds or Licensed Products, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.

5.2 Listing of Patents. Merck Serono shall determine which of the Merck Serono Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor law in the United States, together with any comparable laws or regulations in any other country in the Territory. Licensee shall have the right to propose Merck Serono Patents for such listing and Merck Serono shall not unreasonably reject any such proposal.

5.3 Title to Inventions. All inventions having as inventors solely employees or independent contractors of one Party in the course of the Parties’ performance under this Agreement, and all intellectual property rights pertaining to such inventions shall be the property of such Party.

5.4 Patent Prosecution and Maintenance.

(a) Licensee Patents. Licensee shall have the right to file, prosecute and maintain the Patent Rights owned by Licensee pursuant to Section 5.3 or otherwise (such Patent Rights, the “Licensee Patents”). Licensee shall bear all costs and expenses of filing, prosecuting and maintaining Licensee Patents in the Territory. For the avoidance of doubt, Merck Serono shall have no right whatsoever regarding any Licensee Patents, including if such Licensee Patents are entirely or partially based on Merck Serono Know-How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) Merck Serono Patents. Merck Serono shall have the first right, and the obligation, to file, prosecute and maintain Merck Serono Patents. Merck Serono shall bear all costs and expenses of filing, prosecuting and maintaining Merck Serono Patents in the Territory. Merck Serono shall keep Licensee informed of the course of the filing and prosecution of Merck Serono Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in the United States, the European Union, Japan, China, Canada and Australia in a timely manner, and shall take into consideration the advice and recommendations of Licensee in that respect. At Merck Serono’s request, Licensee will provide Merck Serono with reasonable assistance in prosecuting Merck Serono Patents to the extent possible, including providing such data in Licensee’s control that is, in Merck Serono’s reasonable judgment, needed to support the prosecution of a Merck Serono Patent; provided, however, that Merck Serono shall reimburse Licensee for Licensee’s out-of-pocket expenses incurred in providing such assistance.

(c) Election not to file and prosecute Merck Serono Patents. If Merck Serono elects not to file, prosecute or maintain a Merck Serono Patent in a country or possession in the Territory, then it shall notify Licensee in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Merck Serono Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Merck Serono Patent in such country or possession. In such case, Licensee shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Merck Serono Patent. If Licensee does elect to take such action in a country in the Territory, then it shall notify Merck Serono of such election, and Merck Serono shall reasonably cooperate with Licensee in this regard. If Licensee does elect to take such action in a country in the Territory, it shall also notify Merck Serono, at the time of such election, whether Licensee requests from Merck Serono the assignment of all its right, title and interest in and to any such Merck Serono Patent in such country. If Licensee does not request from Merck Serono such assignment of a Merck Serono Patent, Merck Serono shall file, prosecute or maintain a Merck Serono Patent in a country or possession in the Territory and such Merck Serono Patent shall remain a Merck Patent under which royalty payments shall be due by Licensee under Article 4 of this Agreement. If Licensee does request from Merck Serono the assignment of Merck Serono Patent Patent in a country or possession in the Territory, such Merck Serono Patent shall become a Licensee Patent under which no royalty payments in such country or possession in the Territory shall be due by Licensee under this Agreement, and Licensee shall thereupon be responsible for all costs of filing, prosecution and maintenance of such new Licensee Patent for aforesaid country or possession in the Territory.

(d) Patent Term Extension. Merck Serono shall be responsible for obtaining patent term extensions wherever available for Merck Serono Patents, at Merck Serono costs. Licensee shall provide Merck Serono with all relevant information, documentation and assistance in this respect. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Licensed Products are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Licensee shall have the right to make such elections, and Merck Serono shall abide by all such elections.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.5 Enforcement of Patents.

(a) Notice. If either Party believes that a Merck Serono Patent is being infringed by a Third Party or if a Third Party claims that any Merck Serono Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b) Right to bring an Action. Merck Serono shall have the exclusive right to attempt to resolve such infringement or claim pertaining to a Merck Serono Patent, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim. If Merck Serono does not intend to prosecute or defend an Action, Merck Serono shall promptly inform Licensee in writing and Licensee shall have the right to initiate an Action. If Licensee does not initiate an Action with respect to such an infringement or claim within one hundred and eighty (180) days following notice thereof, Merck Serono shall have the right to attempt to resolve such infringement or claim. The Party initiating the Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 5.5. Each Party shall have the right to join an Action relating to a Merck Serono-Patent taken by the other Party, at its own expense.

(c) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 8, the Party taking an Action under Section 5.5 (b) shall pay all costs associated with such Action, other than the expenses of the other Party if the other Party elects to join such Action.

(d) Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any Merck Serono Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Licensee, Licensee may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely effect Merck Serono’s rights or benefits hereunder with respect to the Licensed Product, without Merck Serono’s prior written consent. The settlement will be treated in accordance with the law of the country to which the settlement relates.

(e) Reasonable Assistance. The Party not enforcing or defending Merck Serono-Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or non-defending Party in providing such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 5.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party taking such Action for any costs incurred, (ii) to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and (iii) the remaining amount of such recovery shall be attributed to Licensee (as if it were Net Sales), and Licensee shall pay to Merck Serono a royalty on such remaining amount based on the royalty rates set forth in Section 4.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.6 Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Licensed Product, or its use, Development, manufacture or sale infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such Third Party Action that is reasonably available to such Party.

(b) Right to Defend. Merck Serono shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action through counsel of its choosing. If Merck Serono declines or fails to assert its intention to defend such Third Party Action within sixty (60) days of receipt/sending of notice under Section 5.6 (a), then Licensee shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action. Each Party shall have the right to join any Third Party Action defended by the other Party, at its own expense.

(c) Consultation. The Party defending a Third Party Action pursuant to Section 5.6 (b) shall be the “Controlling Party.” The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

(d) Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. The non-Controlling Party shall then become the Controlling Party. If applicable law requires the non-Controlling Party’s involvement in an appeal, the non-Controlling Party shall be a nominal party of the appeal and shall provide reasonable cooperation to the Controlling Party at the Controlling Party’s expense.

(e) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 8, the Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Action.

(f) No Settlement Without Consent. No Controlling Party shall settle or otherwise compromise any Third Party Action by admitting that any Merck Serono Patent is invalid or unenforceable without the non-Controlling Party’s prior written consent.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6 – CONFIDENTIALITY

6.1 Confidentiality Obligations. Each Party agrees that, for the Term and for [*] years thereafter, such Party shall, and shall ensure that its officers, directors, employees, agents and Sublicensees shall keep completely confidential and not publish or otherwise disclose and not use for any purpose, except as expressly permitted hereunder, any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(i)	filing or prosecuting patent applications, subject to the terms of Section 5.3;

(ii)	prosecuting or defending litigation;

(iii)	conducting pre-clinical studies or Clinical Trials;

(iv)	seeking Regulatory Approval of the Licensed Product; or

(v)	complying with applicable law, including securities law and the rules of any securities exchange or market on which a Party’s securities are listed or traded;

(vi)	due diligence performed by a Third Party in connection with either Party’s business development activities, subject to such Third Parties being bound by written obligations of confidentiality that are at least as stringent as the ones herein.

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, included but not limited to the U.S. Securities and Exchange Commission Agreement, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. The filing Party shall, where reasonably practicable, give

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

6.2 Publications. Licensee shall not publish any information relating to the Licensed Compounds or the Licensed Products without the written consent of Merck Serono, which consent shall not be unreasonably withheld. Licensee shall submit to Merck Serono for Merck Serono’s written consent any publication, presentation or abstract of information related to the Licensed Product for review and approval at least thirty (30) days prior to submission. In case Merck Serono does not object to said proposed publication, presentation or abstract within said thirty (30) day deadline, Merck Serono shall be deemed to have approved said publication, presentation or abstract.

6.3 Press Releases and Disclosure. Licensee may not make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, without the prior written consent of Merck Serono (which consent shall not be unreasonably withheld). In case Merck Serono does not object to said press release within ten (10) business days’ deadline, Merck Serono shall be deemed to have approved the said Press Release. In the event that Licensee believes it is required to issue a press release or make an other public announcement to comply with applicable law as a publicly-traded company and Merck Serono does not believe such public announcement is so required, Licensee may only issue such press release if (a) it obtains an opinion of legal counsel, from a reputable law firm approved by Merck Serono, that it is required to make such disclosure to comply with applicable law and (b) after receiving such opinion, provides the text of such planned disclosure to Merck Serono no less than seven (7) days prior to disclosure, and has incorporated all reasonable comments of Merck Serono regarding such disclosure.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1 Merck Serono representations and warranties. Merck Serono represents and warranties to the Licensee that:

(a) Merck Serono has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize Merck Serono’s execution, delivery and performance of this Agreement;

(b) The execution, delivery and performance of this Agreement by Merck Serono does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which Merck Serono is a party or by which it is bound, or violate any statute, law or regulation or any court, governmental body or administrative or other agency having jurisdiction over Merck Serono; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by Merck Serono in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) Merck Serono has all right, title and interest in and to the Merck Serono Technology, and Merck Serono has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Merck Serono Technology to any Third Party, including but not limited to any rights to any Licensed Compounds and Licensed Products; the Merck Serono Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use.

(e) No claims have been asserted, or, to Merck Serono’s knowledge, threatened by any Person, nor are there any valid grounds for any claim of any such kind (i) challenging the validity, effectiveness, or ownership of Merck Serono Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Merck Serono Technology infringes or will infringe on any intellectual property right of any Person. No such claims have been asserted or, to the knowledge of Merck Serono, are threatened.

(f) MERCK SERONO DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES TO TITLE OR NON-INFRINGEMENT, TO FREEDOM TO OPERATE, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF LICENSED COMPOUND/LICENSED PRODUCT FOR A PARTICULAR PURPOSE.

7.2 Licensee representations and warranties. Licensee represents and warranties to Merck Serono that:

(a) Licensee has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize Licensee’s execution, delivery and performance of this Agreement;

(b) The execution, delivery and performance of this Agreement by Licensee does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which Licensee is a party or by which it is bound, or violate any statute, law or regulation or any court, governmental body or administrative or other agency having jurisdiction over Licensee; and

(c) All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by Licensee in connection with the execution, delivery and performance of this Agreement have been obtained.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 8 - INDEMNIFICATION

8.1 Indemnification by Merck Serono. Merck Serono shall defend, indemnify and hold harmless Licensee, its Affiliates, directors, employees and agents (the “Licensee Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) (“Losses”) arising or resulting from any claims made or suits brought by Third Parties to the extent such Losses arise or result from the breach of any provision of this Agreement by Merck Serono, including a breach of any of the Merck Serono representations and warranties set forth in Section 7.1 of this Agreement. In the event of a claim against the Licensee Indemnitees which may be subject to the foregoing indemnification obligation, the Licensee Indemnitees agree to notify Merck Serono promptly of such claim and Merck Serono shall provide Licensee Indemnitees with any assistance Licensee Indemnitees may reasonably require in the defense of such action, at Merck Serono’s cost and expense.

8.2 Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Merck Serono, its Affiliates, directors, employees and agents (the “Merck Serono Indemnitees”) from and against any and all Losses arising or resulting from any claims made or suits brought by Third Parties to the extent such Losses arise or result from (i) the breach of any provision of this Agreement by Licensee, including a breach of any of the Licensee representations and warranties set forth in Section 7.2 of this Agreement, and (ii) a product liability claim relating to the Licensed Product. In the event of a claim against the Merck Serono Indemnitees which may be subject to the foregoing indemnification obligation, the Merck Serono Indemnitees agree to notify Licensee promptly of such claim and Licensee shall provide Merck Serono Indemnitees with any assistance Merck Serono Indemnitees may reasonably require in the defense of such action, at Licensee’s cost and expense.

ARTICLE 9 – TERM AND TERMINATION

9.1 Term of Agreement. This Agreement shall come into force on the Effective Date and shall continue in full force and effect until the end of the last-to-expire Royalty Term in any country with respect to a Licensed Product, unless the Agreement is terminated at an earlier date pursuant to Article 9.2 to 9.6 below ( the “Term”). As of the effective date of expiration of the Royalty Term in any country of the Territory, the license from Merck Serono to Licensee under Article 2 in such country shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Merck Serono Technology to research, Develop, manufacture, make, have made, use, import, export, Commercialize, offer for sale and sell the Licensed Products in said country.

9.2 Termination of the Agreement by Licensee for convenience. At any time during the Term, Licensee may, at its convenience, terminate this Agreement in its entirety upon ninety (90) days prior written notice to Merck Serono.

9.3 Termination for Non-Payment. If Licensee has not paid the Upfront Payment or a royalty payment by the required respective payment dates set forth in Section 4.1 and 4.2, Merck Serono shall have the right to terminate this Agreement with ninety (90) days prior notice to Licensee, unless Licensee has proceeded to payment within the period of such notice. Such termination shall be in addition to and not in lieu of any other remedies available to Merck Serono, at law and in equity.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.4 Termination for Breach Either Party may terminate this Agreement, and the rights and licenses granted hereunder, with ninety (90) days prior notice to the other Party if the other Party breaches any material provision of this Agreement, unless the other Party cures such breach within the period of such notice.

9.5 No Immediate Termination on Bankruptcy. To the extent permitted by applicable law, all rights and licenses granted pursuant to this Agreement by a Party to the other Party shall not be terminated upon a Bankruptcy Event of such Party or its Affiliates, and each Party hereby claims the benefit of any applicable law which may enable it to prevent such termination. In the event of a Bankruptcy Event of Licensee, the Licensee shall, during the 24-month period following such Bankruptcy Event, seek to enter into one or several Sublicense agreements for the Territory with one or several Sublicensees. Any such Sublicense shall be subject to the terms of Section 2.2. If, upon expiry of the 24-month period Licensee has failed to enter into one or more definitive Sublicense agreement(s), Merck Serono shall have the right to terminate this Agreement and to exercise its rights under Section 9.7. During the aforementioned 24-month period, Licensee shall continue to prosecute and maintain the Licensee Patents, if any, and shall use appropriate safeguards in order for the value and usefulness of the Licensee Know-How to be preserved.

9.6 No Challenge. In the event that Licensee or any of its Affiliates or Sublicensee, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Merck Serono Patent is invalid, unenforceable or otherwise not patentable, except in the case where asserted as a defense or counterclaim to an action brought by Merck Serono against Licensee or any of its Affiliates or Sublicensee, Merck Serono shall have the right (i) to terminate this Agreement as a whole or (ii) to terminate the license granted to Licensee or Sublicensee under such challenged Merck Serono Patent on a patent-by-patent basis.

9.7 Effects of Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement provides shall survive termination. The provisions of Article 6 (Confidentiality), Article 8 (Indemnification), Section 9.6 (No Challenge) and 9.7 (Effects of Termination) shall survive any termination of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) Termination by Licensee pursuant to Section 9.2 or by Merck Serono pursuant to Sections 9.3, 9.4, 9.5 or 9.6. Upon any termination of this Agreement by Licensee pursuant to Section 9.2 or by Merck Serono pursuant to Sections 9.3, 9.4, 9.5 or 9.6 (being understood that the effects mentioned below will occur only to the extent permitted by applicable law if the termination results from the application of Section 9.5 on bankruptcy):

(1)	all licenses granted to Licensee under Section 2.1 shall terminate;

(2)	Licensee shall return to Merck Serono (or at Merck Serono’s request, destroy) all relevant records and materials (including Merck Serono Materials) in its possession or control containing or comprising the Merck Serono Know-How or such other Confidential Information of Merck Serono.

(3)	Licensee shall automatically grant Merck Serono an exclusive, sublicensable, royalty-free license under the Licensee Patents and the Licensee Know-How, if any, to research, Develop, make, have made, import, export, use and Commercialize the Licensed Products in the Field in the Territory.

(4)	Licensee shall promptly and fully disclose and transfer to Merck Serono the Licensee Know How;

(5)	Licensee shall, upon written request by Merck Serono and subject to Merck Serono assuming legal responsibility for any Clinical Trials of the Licensed Product then ongoing, transfer to Merck Serono, at Licensee’s cost and expense, all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of Licensee prior to the date of such termination, to the extent solely related to Licensed Products and transferable;

(6)	To the extent not prohibited by law, Licensee shall either wind down any ongoing Clinical Trials with respect to the Licensed Product, or at Merck Serono’s option, transfer such Clinical Trials to Merck Serono at Licensee’s cost;

(7)	Licensee shall, at Merck Serono’s option, transfer to Merck Serono free of charge any and all chemical, biological or physical materials relating to or comprising the Licensed Products, including clinical supplies of Licensed Products, that are owned or Controlled by Licensee.

(8)	Licensee and its Affiliates and Sublicensees shall be entitled, during the eighteen (18) month period following such termination, to sell any commercial inventory of Licensed Products which remains on hand as of the date of the termination, so long as Licensee pays to Merck Serono the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such eighteen (18) month period shall be offered for sale to Merck Serono, at a price equal to be mutually agreed upon between the Parties in good faith.

(c) Save as set forth in Section 9.7 and to the extent permitted by applicable law, upon any termination of this Agreement, each of Licensee’s Sublicensees shall continue to have the rights and license set forth in their respective Sublicense agreements, which agreements shall be automatically assigned to Merck Serono, provided however, that such Sublicensee is not then in breach of any of its material obligations under its Sublicense agreement and provided further that the terms of the Sublicense are at least as favourable as the ones herein and do not impose any obligations on Merck Serono that are not expressly set forth herein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10 – MISCELLANEOUS

10.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

10.2 Assignment.

(a) Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Licensee without the prior written consent of Merck Serono (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Licensee may assign this Agreement in whole without the consent of Merck Serono to (a) any Affiliate or (b) a successor to substantially all of the business of the Licensee to which this Agreement relates, in connection with any company merger, company trade sale, sale of stock, sale of assets or other similar transaction.

(b) Merck Serono may assign this Agreement, in whole or in part, to any Affiliate or a successor in interest without the consent of Licensee. Merck Serono shall give written notice to Licensee promptly following any such assignment.

(c) No assignment under this Section 10.2 shall relieve the assigning party of any of its responsibilities or obligations hereunder and provided, further, that as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning Party hereunder.

(d) This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(e) Any assignment not in accordance with this Section 10.2 shall be void.

10.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.4 Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either, as applicable (a) United States generally accepted accounting principles (US GAAP) or (b) International Financial Reporting Standard (IFRS), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied by such Party.

10.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

10.6 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

10.7 Entire Agreement of the Parties; Amendments. This Agreement and the schedules and exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

10.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.9 Disputes. If a dispute or difference arises under or in connection with this Agreement or hereunder between Merck Serono and the Licensee, including but not limited to any dispute or difference as to its interpretation, validity or termination (a “Dispute”) the Parties agree first to use all reasonable endeavours in good faith to settle the Dispute. A Party claiming that a Dispute has arisen must give notice to the other Party specifying the nature of the Dispute and requesting that the Dispute be resolved by the Executive Officers within fifteen (15) days of their first consideration of such dispute. If the Executive Officers cannot resolve such dispute within fifteen (15) days of their first consideration of such dispute, then, at any time after such fifteen (15) days period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

10.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in the Canton of Geneva.

10.11 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If to Merck Serono, addressed to:

ARES TRADING SA

Zone Industrielle de l’Ouriettaz

1170 Aubonne

Switzerland

Facsimile: [*]

With a copy to:

Merck Serono S.A.

Zone Industrielle de l’Ouriettaz

1170 Aubonne

Switzerland

Attn: Legal Department

Facsimile: [*]

If to Licensee, addressed to:

OBSEVA S.A.

12, Chemin des Aulx

1228 Plan-Les-Ouates, Geneva

Switzerland

Attn: [*]

10.12 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

10.13 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

{Signature page to follow}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the date first above written.

OBSEVA S.A.		ARES TRADING SA

By:	/s/ Ernest Loumaye	By:	/s/ James Singleton
Name:	Ernest Loumaye	Name:	James Singleton
Title:	CEO	Title:	Authorized Representative

10.06.2015

By:	/s/ Fabien de Ladonchamps	By:	/s/ Cedric Hyde
Name:	Fabien de Ladonchamps	Name:	Cedric Hyde
Title:	Finance Director	Title:	Authorized Representative

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.23

Licensed Compounds

•	[*] Thiazolidine Carboxamide Derivatives as Modulators of the Prostaglandin F Receptor

•	[*] Thiazolidine Carboxamide Derivatives as Modulators of the Prostaglandin F Receptor

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.27

Merck Serono Know-How

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.28

Merck Serono Materials

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.29

Merck Serono Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

FIRST AMENDMENT TO THE

LICENSE AGREEMENT

THIS AMENDMENT N°1 TO THE LICENSE AGREEMENT (“First Amendment”), effective as of July 8, 2016 (“First Amendment Effective Date”), is made and entered into by and between ARES TRADING SA, a Swiss corporation with registered offices at Zone Industrielle de l’Ouriettaz, 1170 Aubonne, Switzerland (“Merck Serono”) and OBSEVA S.A., a Swiss corporation with registered offices at Chemin des Aulx, 12, 1228 Plan-les-Ouates, Geneva, Switzerland (“Licensee”). Merck Serono and Licensee may be referred to herein as the “Party” or, collectively, as the “Parties”.

WHEREAS, the Parties entered into a License Agreement on 10 June 2015 (“License Agreement”) concerning Merck Serono’s proprietary compounds known as [*];

WHEREAS, [*], is not claimed by and not specifically disclosed in the Merck Serono Patents listed on Schedule 1.29 of the License Agreement;

WHEREAS, Licensee wishes and Merck Serono agrees to seek patent protection for [*] and Licensee instructed Clark and Elbing LLP, a law firm with registered offices at 101 Federal Street Fl, 1500 Boston, MA02110, US (“C&E”) to prepare and file two new US patent applications covering [*] which were agreed upon by the Parties and of which the abstracts are attached hereto as Exhibit A;

WHEREAS, the two patent applications were filed on 4 January 2016 and the U.S. Patent Application No.: [*] under attorney docket [*] contains only Merck Serono Know-How and compounds and the U.S. Patent Application No.: [*] under attorney docket [*] contains both, Merck Serono Know-How and Licensee Know-How;

WHEREAS, the Parties agree that the patent application [*] shall be a Merck Serono Patent according to Section 5.3 of the License Agreement and that the patent application [*] shall be a Licensee Patent according to Section 5.4(a) of the License Agreement; and

WHEREAS, the Parties therefore wish to amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

I. Modification of Schedule 1.29. The following patent application shall be added to the Merck Serono Patents in Schedule 1.29 of the License Agreement:

            [*]

II. Reimbursement. According to Section 5.4(b) of the License Agreement Merck Serono shall reimburse Licensee $8’989.75 for patent expenses incurred by Licensee in the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

preparation and filing of the patent application [*] and Merck shall bear all further costs and expenses of filing, prosecution and maintaining this patent application in the Territory.

For the avoidance of doubt and in accordance with Section 5.4(a) of the License Agreement, Licensee shall solely bear all costs and expenses of filing, prosecution and maintaining the patent application [*] in the Territory.

III. Patent Maintenance. Contrary to what is provided by Section 5.4(b) of the License Agreement, Merck Serono agrees that the filing, prosecution, and maintenance of patent application [*] shall be under the responsibility of Licensee, provided that (i) Licensee coordinates all responses to office actions, country selection, filing strategy, enforcement activities and any other matter related to patent application [*] with the Merck Patent Department in Darmstadt (hereinafter “Merck Patent GmbH”) and (ii) Merck Serono via Merck Patent GmbH shall reimburse Licensee for all reasonable costs and out-of-pocket expenses related to the filing, prosecution, and maintenance of patent application [*] after approval by a Merck Patent GmbH patent attorney, it being specified that such approval shall not unreasonably be withheld. Invoices can only be processed if they are addressed to Merck Patent GmbH.

For the coordination activities described in the preceding paragraph:

(a)	Merck Patent GmbH’s contact person is [*], it being specified that Merck Patent GmbH shall be allowed to change such contact person provided that (i) it informs Licensee in a written notice prior to such change and (ii) the newly appointed contact person shall have the same skills and competences as the previous contact person; and

(b)	Licensee shall inform Merck Patent GmbH about the coordination activities and Merck shall participate in the coordination activities, both in a timely manner (in particular in view of any relevant process timelines); in the event Merck Patent GmbH fails to do so, it is understood by the Parties that Licensee shall have the right to proceed further in such relevant process.

For the avoidance of doubt, Licensee is solely responsible for filing, prosecution, maintaining and enforcement of the patent application [*] in the Territory.

IV. Effectiveness. This First Amendment shall become effective as of the First Amendment Effective Date.

V. Counterparts; Fax; Signatures. This First Amendment may be executed in two (2) counterparts, including by facsimile or PDF, each of which, when signed and executed, shall be deemed to be an original and both of which together shall constitute the one and same document.

VI. Full Force and Effect. Except as set forth in this First Amendment, the License Agreement shall remain unchanged. This First Amendment, including its Exhibit A, shall be incorporated into and deemed part of the License Agreement from the First Amendment Effective Date on, and any future reference to the License Agreement shall include the terms and conditions of this First Amendment.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives.

OBSEVA S.A.		ARES TRADING S.A.

By:	/s/ Ernest Loumaye	By:	/s/ Cedric Hyde
Name:	Ernest Loumaye	Name:	Cedric Hyde
Title:	CEO	Title:	Authorized Representative

By:	/s/ Fabien de Ladonchamps	By:	/s/ Sebastien Boutte
Name:	Fabien de Ladonchamps	Name:	Sebastien Boutte
Title:	VP Finance	Title:	Authorized Representative

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.